Exhibit 2.1

Amendment to Asset Purchase Agreement

This Amendment to the Asset Purchase Agreement (the “Amendment”) is made and entered into as of this 15th day of September 2016, by and among Pharma Cosmetics Laboratories Ltd., an Israeli limited liability company, company number 510994874 (“Pharma”) and Pharma Cosmetics Inc., a subsidiary of Pharma incorporated in the State of Delaware company number 6130661 (“Pharma Cosmetics”, and together with Pharma, the “Purchasers”), and PhotoMedex, Inc., a Nevada corporation company number NV20101899795 (“PHMD”), and PhotoMedex Technology, Inc., a Delaware corporation company number 2238268 (“P-Tech” and together with PHMD, the “Sellers”).

Whereas	The Purchasers and the Sellers executed an Asset Purchase Agreement dated August 30, 2016 attached hereto as Exhibit A (the “APA”); and

Whereas	The parties wish to amend the APA all in accordance with the terms and conditions of this Amendment;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto, hereby agree as follows:

1.	Interpretation; Definitions

1.1.	The recitals above and exhibits and schedules hereto constitute an integral part hereof.

1.2.	The headings of the sections and subsections of this Amendment are for convenience of reference only and are not to be considered in construing this Amendment.

1.3.	This Amendment shall constitute an integral part of the APA. Capitalized terms used in this Amendment and not otherwise defined herein, shall have the meaning ascribed to such terms in the APA.

1.4.	The provisions of the APA shall continue to apply to the parties except where expressly modified or added to herein. In the event of any contradiction between the explicit provisions of this Amendment and the provisions of the APA, the provisions of this Amendment shall prevail.

2.	Pharma Cosmetics Price

2.1.	Notwithstanding anything to the contrary in sections 3 (Purchase Price), section 6 (Closing) or otherwise in the APA, Pharma Cosmetics shall hold back US$ 50,000 of the Pharma Cosmetics Price at the Closing (the “Neovita Amount”).

2.2.	The Neovita Amount shall be due and payable by Pharma Cosmetics to PHMD solely upon reciept of a signed copy of an agreement by and among the Sellers, the Purchasers and Singer-Kosmetik GmbH (“Neovita”) with respect to the parties consent to: (i) the continued operation of the Neova Buiness and use of the Purchased IPR by the Purchasers and (ii) the continued use of Neovita’s trademarks by Neovita, in a form acceptable to the Purchasers (the “Neovita Agreement”).

3.	Deliveries and Transactions at the Closing

Section 6.2.1(u) of the APA is hereby deleted in its entirety.

1

3.	Intellectual Property

In the event that the Purchasers incur any liabilities, costs, damages, deficiencies, penalties, fines or other losses or expenses (including reasonable legal fees and costs) in connection with or resulting from claims pertaining to Neovita’s intellectual property rights with respect to the period preceding receipt of the Neovita Agreement (“Damages’), the Sellers shall indemnify and hold the Purchasers and all of its officers, managers, directors, shareholders, members, affiliates, subsidiaries, employees and agents harmless in connection therewith, and the Purchasers shall have recourse, and be entitled to claim against, the Escrow Amount for such Damages.

4.	Miscellaneous

4.1.	Entire Agreement. This Amendment contains the entire understanding of the parties hereto with respect to the amendment of the APA and supersedes all prior agreements and understandings in this regard. Except as specifically agreed in this Amendment, the APA shall remain in full force and effect and no Party to the APA waives any right and/or claim and/or remedy it might have under the provisions of the APA.

4.2.	Section 12.1 (Governing Law; Jurisdiction) of the APA shall apply mutatis mutandis to this Amendment.

IN WITNESS WHEREOF the parties have executed this Amendment as of the date first above written.

/s/ Dennis McGrath		/s/ Dennis McGrath
Photomedex Technology, Inc.		Photomedex, Inc.

By:	Dennis McGrath	By:	Dennis McGrath

Title:	President	Title:	President

/s/ Amir Dekel		/s/ Amir Dekel
Pharma Cosmetics Laboratories Ltd.		Pharma Cosmetics Inc.

By:	Amir Dekel	By:	Amir Dekel

Title:	CEO	Title:	President

2